Exhibit 10.3

AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT, dated as of July 25, 2008 (the “Agreement”), is by and between Quixote Corporation, a Delaware corporation having its principal offices at 35 East Wacker Drive, Chicago, IL 60601 (the “Company”), and Joan R. Riley, an Executive of the Company (“Executive”).

WHEREAS, the Executive is a key employee and elected officer of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes; and

WHEREAS, the Board of Directors of the Company (the “Board”) has recognized and continues to recognize that the Executive’s contribution to the growth and success of the Company has been, and is expected to continue to be, substantial and desires to assure the Company of the Executive’s continued employment by assuring her of fair treatment if that relationship is terminated; and

WHEREAS, the Company and the Executive are parties to that certain change of Control Agreement dated December 1, 1997, and desire to amend and restate that agreement to encourage the Executive to continue to devote the Executive’s full attention to the success of the Company by maximizing the value of the Company for its stockholders, and to provide specified compensation and benefits to the Executive in the event of a termination of employment after a Change of Control;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Certain Defined Terms.

(a)           Change of Control.  “Change of Control,” as used herein, shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 (“Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred if:

(i)

any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)

during any period of two consecutive years, individuals who at the beginning of such period constitute all members of the Board who are not employed by the Company (the Outside Directors) shall cease for any reason to constitute at least a majority of the Outside Directors, unless the election of each Outside Director, who was not an Outside Director at the beginning of such period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period, or,

(iii)

there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or

(iv)

the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company.

As used in this Section, the term “person” has the meaning ascribed thereto in Section 3(a) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d)(2) thereof, and includes a “group,” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company.

(b)           Good Reason.  “Good Reason,” as used herein, shall mean any one or more of the events described in (i) through (iv) of this subsection 1(b) occurring within three (3) years following the Effective Date of a Change of Control without the Executive’s written consent.  The Executive’s termination of employment hereunder shall not be treated as a termination for Good Reason unless (1) the Executive provides notice to the Company of the existence of the Good Reason no later than sixty (60) days after the occurrence of the event which forms the basis for any termination for Good Reason, and (2) the Company fails to remedy the Good Reason within thirty (30) days after receipt of notice from the Executive of the existence of the Good Reason (the “Cure Period”), and (3) the Executive tenders her resignation in writing to the Company within fifteen (15) days after the end of the Cure Period:

(i)

the Executive is assigned any duties inconsistent in any material adverse respect with the Executive’s position, authority, duties or responsibilities immediately prior to the Effective Date of the Change of Control referred to above, or any other action by the Company which results in a diminution in any material adverse respect of the Executive’s position, authority, duties or responsibilities as the same existed immediately prior to the Effective Date of the Change of Control referred to above; or

(ii)

the Executive’s total compensation (when taken as a whole including fringe benefits and the manner of determining incentive compensation) is changed in a material adverse way; or

(iii)

the Company fails to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 11 hereof; or

(iv)

the Company requires the Executive to be based outside of a radius of thirty (30) miles from the location of the Company’s present corporate offices (except for required travel on Company business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to such change in control); provided, however, that none of the foregoing shall be a Good Reason if any of the foregoing actions are taken by the Company for Cause (as defined in subsection 1(d) hereof).

(c)           Effective Date.  “Effective Date,” shall mean the first date on which a Change of Control as defined in Section 1(a) occurs.

(d)           Cause.  The Company shall have “Cause” to terminate the Executive’s employment upon:

(i)

the willful failure by the Executive to substantially perform her duties, other than when such failure resulting from the Executive’s incapacity is due to physical or mental illness;

(ii)

the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company or its subsidiaries; or

(iii)

the commission by the Executive of a crime which is a felony.

For the purpose of this subsection (d), no act, or the failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in the best interest of the Company or subsidiaries.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause under subsections (i), (ii) or (iii) of the first sentence of this subsection (d), unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Company’s Board of Directors at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with her counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clause (i), (ii) or (iii) of the first sentence of this subsection (d) and specifying the particulars thereto in detail.

(e)           Disability.  An Executive’s “Disability” shall occur if the Executive is absent from her duties as an Executive of the Company on a full-time basis for six (6) consecutive months following a Change of Control of the Company and if she qualifies for long-term disability under the Company’s long-term disability insurance plan.

(f)            Salary Continuation Period.  The “Salary Continuation Period” shall mean three (3) years from the date of a Termination of the Executive.

2.             Termination.

(a)           Termination of Employment.  If the Executive’s employment: (i) is subject to a termination for Good Reason, or (ii) is terminated for a reason other than death, Disability, Cause or voluntary resignation not constituting a Good Reason (a Good Reason termination, or termination for a reason other than death, Disability, Cause or voluntary resignation not constituting a Good Reason is referred to herein as a “Termination”), within three (3) years following the Effective Date of a Change of Control, the Executive will be entitled to receive the benefits provided in this Section 2.

(b)           Accelerated Vesting.  If a Termination of the Executive occurs within three (3) years following the Effective Date of a Change of Control, the vesting of all rights listed on Exhibit A, whether by accelerating the exercise or issue date or the lapse of forfeiture and transfer restrictions, or both, shall be accelerated to the date on which the Executive’s employment is terminated or is subject to a termination for Good Reason; provided however, if the event that will result in the Change of Control is defined by Section 1 (a)(iii) or Section 1(a)(iv), then the vesting of all rights shall be accelerated to the date that is one day before the date of the Change of Control such that the Executive is able to benefit from her ownership of all shares of the Company that would be subject to the acceleration of the exercise or issue date or the lapse of forfeiture and transfer restrictions.

(c)           Compensation.  If a Termination of the Executive occurs within three (3) years following the Effective Date of a Change of Control:

(i)           The Executive shall have a right to receive her full base salary through the date of Termination at the rate in effect at the time Termination occurs, any reimbursable expenses which have been incurred but are unpaid, and payment for any unexpired vacation days which have accrued but are unused.

(ii)          In lieu of any further salary payment to the Executive for periods subsequent to the date of Termination, the Company shall pay to the Executive in cash an amount (the “Separation Benefit”) equal to three (3) times the sum of (A) the higher of the Executive’s base salary at the date of Termination or on the date when a Change of Control of the Company occurs, plus (B) the average of any bonus payments and other incentive compensation made to the Executive for the two (2) full fiscal years preceding the fiscal year in which a Change of Control of the Company occurs.

(iii)         The Company shall continue to provide at no cost to Executive all benefits she was entitled to immediately prior to the date of Termination during the Salary Continuation Period, including but not limited to all group insurance plans, including life insurance and any executive medical reimbursement plans such as Exec-U-Care, in which the Executive was entitled to participate immediately prior to the date of the Termination, provided that the Executive’s continued participation is possible under the terms of such plans, failing which the Company shall arrange to provide the Executive with alternative benefits and/or insurance substantially similar to those provided under the then current benefits and insurance plans.

(d)           Release Agreement.  Prior to Executive obtaining the right to receive, and in exchange for, the Separation Benefit, benefits, accelerated vesting, and removal of resale and transfer restrictions provided in Section 2(b) and 2(c)(ii)(iii), above, Executive will first enter into and execute, and deliver to the Company, a Release Agreement substantially in the form attached hereto as Exhibit B (the “Release”) upon Executive’s termination of employment.  Unless the Release is executed by Executive and delivered to the Company within the time period set forth in Paragraph 15 of the Release, (i) Executive will not receive the Separation Benefit, (ii) acceleration, if any, of Executive’s stock and option awards or removal of restrictions on resale as provided in this Agreement will not apply, and (iii) Executive’s rights in such stock and option awards following the date of Executive’s Termination will only be to the extent provided under their original terms in accordance with the applicable stock option or stock incentive plan and award agreements or as determined by the Company’s Board of Directors.

3.             Withholding Taxes; Code Section 409A.  All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law.  Notwithstanding anything to the contrary contained in Section 2, if any payment to the Executive under Section 2 would constitute a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (such compensation does not, for example, qualify for the “short-term deferral exception” under Section 409A of the Code) and the Executive is a “specified employee” (as such phrase is defined in Section 409A of the Code), the Executive (or the Executive’s beneficiary) will receive payment of such amounts described in this Section 3 which would otherwise be payable hereunder during the first six (6) months following the Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A of the Code) upon the first to occur of:  (i) the date which is the first day of the seventh month after the effective date of the Executive’s separation from service; or (ii) the Executive’s death; provided however, the Company shall immediately upon Termination pay such amounts described in this Section 3 into a domestic “rabbi trust” to be held by a mutually-acceptable bank or other third party until the Executive is entitled to receive such payments.

4.             Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer after the date of Termination, or otherwise.

5.             Limitation on Amount of Severance Payment.

(a)           Application of Limit.  In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company (collectively, the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject the Executive to the Excise Tax of Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 5 of this Agreement shall apply to determine the amounts payable to Executive pursuant to this Agreement.

(b)           Calculation of Benefits.  The Company within five working days following the Executive’s termination shall notify the Executive of the aggregate present value of all termination benefits to which she would be entitled under this Agreement and any other agreement, plan, program or arrangement, together with the projected maximum payments, that could be paid without the Executive being subject to the Excise Tax.  In the event that the Company and the Executive do not agree as to the termination benefits to be provided, the aggregate present value of such terminated benefits, or the projected maximum payments, the parties agree that, during the pendency of the dispute, the Executive will be entitled to receive any benefits or payments that are not disputed, and the Executive will have the right to reserve her claim to such disputed matters, and the Release shall be modified to reflect that reservation of rights.

(c)           Imposition of Payment Cap.  If the aggregate value of all compensation payments or benefits to be paid or provided to the Executive under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the “Payment Cap”).  In the event that Executive receives reduced payments and benefits hereunder, Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that she will receive in connection with the application of the Payment Cap.

(d)           Application of Section 280G.  For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i)

Such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” within the meaning of Section 280G of the Code, shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants or tax counsel selected by such Accountants (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered, within the meaning of Section 280G of the Code, in excess of the portion of the “base amount allocable to such Covered Payments,” or such “parachute payments” are otherwise not subject to such Excise Tax, and

(ii)

The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

6.             At-Will Employment.  Notwithstanding this Agreement, Executive’s relationship with the Company continues to be an at-will employment relationship.  The Company or Executive has the right to terminate Executive’s employment with the Company at any time with or without Cause and with or without notice.  Nothing in this Agreement confers upon the Executive any right to continue in the employ of the Company prior to, or after a Change of Control of the Company or in any way limits the rights of the Company, except as expressly stated herein, to discharge the Executive at any time prior to, or after the date of a Change of Control of the Company for any reason whatsoever, with or without cause.

7.             Rights Apply Only on Change of Control.  The rights granted under this Amended and Restated Change of Control Agreement only apply upon a Change of Control and subsequent Termination, and supersede the severance or other similar rights accruing upon a Change of Control and subsequent Termination under any other agreements, including without limitation the Change of Control Agreement between the Company and the Executive dated December 1, 1997; provided however, that this Amended and Restated Change of Control Agreement shall not amend, modify or supersede  in any way that Severance and Non-Competition Agreement dated July     , 2008 between the Company and the Executive.

8.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed in Illinois, without giving effect to conflicts of law principles.

9.             Headings; Severability.  The section headings of this Agreement are for reference only and are to be given no effect in the construction or interpretation of this Agreement.  If any part or provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, said provision or part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts or provisions of this Agreement.

10.           Waiver.  Any party may waive compliance by another party with any of the provisions of this Agreement.  No waiver of any provision shall be construed as a waiver of any other provision.  Any waiver must be in writing.

11.           Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity (including any Executive or person engaged by the Company in any capacity) not a party to this Agreement.  The Company will require any successor (whether direct or indirect, by merger, purchase, consolidation or otherwise) of the Company to make an express assumption of the obligations hereunder and cause any successor (whether direct or indirect, by merger, purchase, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to agree to perform all parts and provisions under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as she would be entitled to hereunder if she is subject to a Good Reason, and the date on which any such succession becomes effective shall be deemed the date of Termination.  As used in this Agreement, Company shall mean the Company as hereinbefore defined and any successor to the business and/or assets of the Company which executes and delivers the agreement provided for in this Section 11, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die after any amounts shall become payable to her hereunder, all such amounts, unless otherwise provided for herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such devisee or other designee, to the Executive’s estate.

12.           Legal Fees.  The Company shall pay, or reimburse the Executive for, all legal fees and expenses incurred by the Executive as a result of any Termination of her employment hereunder after a Change of Control of any Company, including all such fees and expenses, if any, incurred contesting or disputing in good faith any such Termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

13.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the American Arbitration Association Employment Law Rules then in effect.  The arbitrator is expressly empowered to render legal or equitable relief requested by the parties, whether on an emergency basis or otherwise, in order to enforce the terms of this Agreement.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of her right to be paid until the date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.           Counterparts.  This Agreement may be signed in any number of counterparts and all such counterparts shall be read together and construed as but one and the same document.

15.           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, or sent by facsimile transmission, receipt confirmed, one day after sent by recognized overnight courier, or five (5) days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice duly given to the other party in accordance with this provision):

If to the Executive:

At the Executive’s then current business or residence address as shown on the records of the Company, with a copy to such other person as the Executive may have specified by notice duly given to the Company in accordance with this provision.

If to the Company:

Quixote Corporation

35 East Wacker Drive, 11th Floor

Chicago, IL  60601

Attention:  President

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Change of Control Agreement, in triplicate, on the date first written above.

QUIXOTE CORPORATION	EXECUTIVE

/s/Leslie J. Jezuit	/s/ Joan R. Riley
By: President	Joan R. Riley

EXHIBIT A

All rights granted to Executive under the Company’s plans including, but not limited to the following:

2001 Employee Stock Incentive Plan.

Incentive Savings Plan.

Restricted Stock Award between Quixote and Executive dated August 31, 2007.

A-1

EXHIBIT B

Release Agreement

This Release Agreement (“Agreement”) is entered into by and between                             , an individual (“Executive”), and Quixote Corporation (the “Company”), a Delaware corporation:

1.             Termination of Employment. Executive acknowledges that Executive’s employment with the Company terminated effective                               , 200   (the “Separation Date”).

2.             Compensation owed. Executive acknowledges receipt of all compensation (including, but not limited to, any and all overtime, commission, bonus payments and all other benefits except accrued but unused vacation time) due from the Company through the payroll period immediately prior to the Separation Date. Executive and the Company acknowledge that Executive will receive a lump-sum payment equal to any final compensation (including Executive’s accrued but unused vacation time
of                            (    ) days) on the Company’s next regular payday.

3.             Separation Benefit: Subject to the provisions of this Agreement, the Company will accelerate the vesting of all rights and will pay Executive the benefits set forth in Sections 2(b) and (c) of Executive’s Amended and Restated Change of Control Agreement with the Company, but subject to Section 3 thereof (“Separation Benefit”), commencing within fourteen(14) days of the expiration of the revocation period described in Paragraph 16 of this Agreement. The Separation Benefit shall be subject to all required payroll withholdings.

4.             Consideration. Executive acknowledges that Executive would not be entitled to the Separation Benefit provided for in paragraph 3 above in the absence of Executive’s signing of this Agreement, that the Separation Benefit constitutes a substantial economic benefit to Executive, and that it constitutes good and valuable consideration for the various commitments undertaken by Executive in this Agreement.

5.             Parties Released. For purposes of this Agreement, the term “Releasees” means the Company, its past and present parents, subsidiaries, divisions, and affiliated companies; their respective predecessors, successors, assigns, benefit plans, and plan administrators; and their respective past and present shareholders, directors, trustees, officers, employees, agents, attorneys and insurers.

6.             General Release. Excepting the Company’s obligations pursuant to that Severance and Non-Competition Agreement between the Company and the Executive dated                     , Executive, for and on behalf of Executive and each of Executive’s personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Executive holds as of the date

Executive signs this Agreement, or at any time previously held against Releasees, or any of them, arising out of any matter whatsoever (with the exception of breaches of this Agreement). This General Release specifically includes, but is not limited to, any and all Claims:

(a)           Arising out of or in any way related to Executive’s employment with the Company, the termination of her employment;

(b)           Arising out of or in any way related to any contract or agreement between Executive and the Company, excepting the Severance and Non-Competition Agreement dated July     , 2008;

(c)           Arising under or based on the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1938; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; Employee Retirement Income Security Act of 1974 (ERISA) (excepting claims for vested benefits, if any, to which Executive is legally entitled thereunder); the Illinois Constitution; the Illinois Wage Payment and Collection Act; the Illinois Minimum Wage Law, the Illinois Human Rights Act; and the Illinois Whistleblower Act;

(d)           Arising under or based on the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and alleging a violation thereof based on any action or failure to act by Releasees, or any of them, at any time prior to the effective date of this Agreement;  and

(e)           Arising out of or in any way related to any federal, state, county or local constitutional provision, law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination, providing for the payment of wages or benefits, providing for a paid or unpaid leave of absence; otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, whistleblowing, retaliation, the implied obligation of good faith and fair dealing; any express or implied oral or written contract, handbook, manual, policy statement or employment practice; or alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery; fraud, negligence, or wrongful discharge.

7.             Intended Scope of Release. It is the intention of the parties and is fully understood and agreed by them that this Agreement includes a General Release of all Claims (with the exception of (i) breaches of this Agreement, (ii) claims for vested benefits, if any, to which Executive is legally entitled under ERISA, and (iii) obligations of the Company pursuant to that Severance and Non-Competition Agreement between the Company and the Executive dated                       ), which Executive holds or previously held against Releasees, or any of them, whether or not they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this General Release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement.

8.             Executive Waiver of Rights. As part of the foregoing General Release, Executive is waiving all of Executive’s rights to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, liquidated damages, punitive damages, back pay, front pay, attorneys’ fees, and reinstatement to employment), from Releasees, or any of them, in any administrative, arbitral, judicial or other action brought by or on behalf of Executive in connection with any Claim released in this Agreement.

9.             Covenant Not to Sue. In addition to all other obligations contained in this Agreement, Executive agrees that Executive will not initiate, bring or prosecute any suit or action against any of Releasees in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement. Notwithstanding the forgoing, nothing in this Agreement shall preclude Executive from bringing suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.

10.           Remedies for Breach. If the Executive, or anyone on Executive’s behalf, initiates, brings or prosecutes any suit or action against Releasees, or any of them, in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement (except to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act), or if the Executive breaches any of the terms of this Agreement, then Executive shall  be liable for the payment of all damages, costs and expenses (including attorneys’ fees) incurred by Releasees, or any of them, in connection with such suit, action or breach.

11.           No Admission of Liability. Nothing in this Agreement constitutes or shall be construed as an admission of liability on the part of Releasees, or any of them. Releasees expressly deny any liability of any kind to Executive, and particularly any liability arising out of or in any way related to Executive’s employment with the Company or the termination of Executive’s employment.

12.           Post-Employment Covenants.

(a)  Executive hereby reaffirms and agrees to abide by all confidentiality and nondisclosure obligations, nonsolicitation obligations, noncompetition obligations and any other post-employment obligations to which Executive is subject under any contract or agreement between Executive and the Company as well as the Illinois Trade Secrets Act, any other Illinois statute and Illinois common law.

(b)  Executive shall keep confidential the circumstances surrounding the termination of Executive’s employment with the Company, as well as the existence of this Agreement and its terms, and agrees that neither he, nor Executive’s attorneys, nor any of Executive’s agents, shall directly or indirectly disclose any such matters (other than to the Equal Employment Opportunity Commission, the Illinois Human Rights Commission, or any other federal, state or local fair employment practices agency), unless written consent is given by the Company’s Chief Executive Officer or other authorized officer of the Company, or unless required to comply with any federal, state or local law, rule or order. However, this paragraph will not prohibit Executive from disclosing the terms of this Agreement to Executive’s attorneys, accountants or other tax consultants as necessary for the purpose of securing their professional advice, or in connection with any suit or action alleging a breach of this Agreement.

(c)  Executive agrees that Executive will not access or attempt to access, directly or indirectly, by any matter whatsoever, the Company’s computer network, including without limitation, the Company’s e-mail system, the Company’s electronic document storage and retrieval system, and the Company’s computer network servers and related equipment.

13.           Warranty of Return of Company Property. Executive warrants and acknowledges that Executive has turned over to the Company all equipment or other property issued to Executive’s by the Company, along with all documents, notes, computer files, and other materials which Executive had in Executive’s possession or subject to Executive’s control, relating to the Company and/or any of its customers. Executive further warrants and acknowledges that Executive has not retained any such documents, notes, computer files or other materials (including any copies or duplicates thereof).

14.           Warranty and Covenant of Nondisparagement. Executive (i) warrants that during the time period between when Executive was notified of the termination of Executive’s employment with the Company and Executive’s signing of this Agreement Executive has not made any disparaging remarks about Releasees which are likely to cause harm to Releasees, collectively or individually, or their products and services (“Disparaging Remarks”) and (ii) agrees that Executive shall not make any Disparaging Remarks following Executive’s signing of this Agreement.

15.           Consideration Period. Executive is advised of to consult with an attorney or other representative of Executive’s choice prior to signing this Agreement. Executive has a period of                                  {twenty-one (21)/forty-five (45)} days within which to consider and accept the Agreement (“Consideration Period”). The Consideration Period begins to run from the Separation Date which Executive acknowledges is the date on which Executive received a copy of this Agreement (if not earlier).

16.           Revocation Period. Executive understands that Executive has the right to revoke this Agreement at any time within seven (7) days after Executive signs it and that the Agreement shall not become effective or enforceable until this revocation period has expired without revocation.

17.           Resignation of Officer Position. If applicable, Executive shall resign from Executive’s position as an officer of the Company effective no later than the Separation Date.

18.           Warranty of Understanding and Voluntary Nature of Agreement. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement; that Executive knows and understands the rights Executive is waiving by signing this Agreement; and that Executive has entered into the Agreement knowingly and voluntarily, without coercion, duress or overreaching of any sort.

19.           Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement or, alternatively, by disposition of a court or other tribunal.

20.           Entire Agreement/Integration. This Agreement constitutes the sole and entire agreement between Executive and the Company with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements, understandings, and representations, oral and written, with respect to those subjects.

21.           No Waiver By the Company. No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by Executive and the Company’s Chief Executive Officer or other authorized officer of the Company.

22.           Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and Executive’s personal and legal representatives, heirs, devisees, executors, successors and assigns, and the Company and its successors and assigns.

23.           Choice of Law. This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles.

COMPANY:	EMPLOYEE:
QUIXOTE CORPORATION

By:
Its:	{Insert Name}